EXHIBIT 99

  Oncologix Tech, Inc. Issues Letter to Shareholders regarding Upcoming Events and Milestones

Suwanee, Georgia.--(Marketwire) September 10, 2007 - Oncologix Tech Inc. (OTC
BB: OCLG.OB) announced today that Andrew Green, President and CEO, has issued a letter to shareholders regarding upcoming events and milestones. The letter details the company's anticipated performance against its project schedules and participation in scientific meetings. We have chosen to issue this shareholder letter, as part of this press release, to take advantage of the speed and economy of today's internet world.

Specifically, the letter outlines timing for major project milestones, such as animal testing and clinical studies following the earlier release of a new design for its Oncosphere product. Additionally, the letter announces Oncologix's participation as an exhibitor at the annual scientific meeting for the American Society of Radiology and Oncology (ASTRO) from October 28 through November 1, 2007.

A copy of the shareholder letter is attached to this press release.

About Oncologix Tech Inc. and its subsidiary, Oncologix Corporation:
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Oncologix Tech Inc. (formerly BestNet Communications Corp.) was previously a provider of long distance telephone communication services but disposed of that business in January 2007.

The Company is developing a brachytherapy (radiation therapy) device, the Oncosphere System, for the advanced medical treatment of soft tissue cancers. It is based on radioactive microparticles designed to deliver therapeutic radiation directly to a tumor site by introducing the microparticles into the artery that feeds the tumor tissue.

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the "safe harbor" created thereby. These statements include the plans and objectives of management for future operations, including plans and objectives. The forward-looking statements herein are based on current expectations that involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond control of the company. Although the company believes that the assumptions underlying the forward-looking statements are reasonable, any one of the assumptions could be inaccurate, and therefore it can provide no assurance that the forward-looking statements included in this release will prove to be accurate.

Contacts:
Andrew Green
Chief Executive Officer
Tel: (770) 831-8818

Michael Kramarz
Chief Financial Officer
Tel: (616) 977-9933

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ONCOLOGIX



September 10, 2007

To the Oncologix Shareholders,

The past year has brought a lot of change to our company, our field of technology, our employees, and to you, our shareholders. A little more than one year after starting to change the face of our company we have transformed from a non-profitable telecommunications company to a development stage medical device company with a bright future for a new technology and for hundreds of thousands of patients worldwide. The vision, brought to us by Dr. Andrew Kennedy in the form of an improvement in the treatment of liver cancers, has given us the opportunity to breathe new life into the organization and hopefully into shareholder value.

During the past 2 months we faced some challenges with the Oncosphere Product design. Our current team rose to the challenge and, with the assistance of Dendritic Nanotechnologies Inc., we were able to resolve the technical issue with a new design. While these challenges are not uncommon in the development of new medical technologies, we are glad this one is behind us. We believe that the new design not only addresses the particular problem we faced, but is a more robust design. We now look forward to getting back to our original schedule and project activities.

The next six months will be very exciting for us and there will be many opportunities for you, the shareholder, to see progress toward clinical trial initiation early next year. Specifically we expect to initiate the animal study with the radioactive Oncosphere product the first week of October. The animal studies are an important and required step for gaining approval to treat patients. We are excited to contemplate commencement of these studies during the first week in October. Even though our technical problems caused a delay in our schedule, we are happy to still be within the original timelines projected at the time we entered the medical device business. This is mostly due to the strong efforts and achievements by our team in the first portion of the development work. The animal study will be our first chance to see the effects of the radioactive Oncosphere product in a biological environment.

Also, we will be exhibiting at the American Society of Radiology and Oncology (ASTRO). ASTRO is the largest radiation oncology society in the United States and has over 9,000 members from around the world. Its mission is to advance the practice of radiation oncology by promoting excellence in patient care, providing opportunities for educational and professional development, promoting research and disseminating research results and representing radiation oncology in a rapidly evolving healthcare environment. One way it does this is through its annual meeting where physicians, scientists, and exhibitors can come together to share information on treatments and products. We are proud to be exhibiting at this year's ASTRO conference from October 28 to November 1, 2007 at the Los Angeles Convention Center and hope to have early results from our animal studies to share at our exhibitor booth.

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Finally, if the upcoming development efforts are successful, we will, file requests for approval to treat patients in clinical trials in the United States and other countries both on our own and with partners. The most important step in gaining approval for a new medical product is clinical investigation of the product in patients. This occurs under carefully designed clinical trial conditions approved by the government authorities for the country where they take place. We are projecting submissions to authorities in Europe, China, and the Food and Drug Administration (FDA) in the US in the last quarter of 2007 and first quarter of 2008 to start small feasibility studies. These submissions, when approved, will allow us to initiate trials in the first quarter of 2008.

I hope that this information is helpful to you the shareholder in understanding where we are today in our project and our longer term plan for building value in the company and your shares. As with any development stage company, we face uncertainties in our ability to obtain continued funding, our ability to gain adequate patent protection, obtaining government approvals, and possible competition. Hopefully your continued support and the support of private investors will help us to address these needs.

I believe that the Oncosphere product will be an important addition to the tools that radiologists and oncologists have in treating cancer. I am excited for the future and hope that you are as well. It is only through your continued support that we can make the Oncosphere product a reality for patients.


/s/  Andrew Green
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     Andrew Green
     President and CEO